FOR IMMEDIATE RELEASE

     ADP REPORTS FISCAL 2005 RESULTS AND PROVIDES FISCAL 2006 REVENUE AND EPS GUIDANCE; FISCAL 2005 REVENUES RISE 10%; EPS INCREASES 15%; HIGH SINGLE-DIGIT
       REVENUE GROWTH AND 15% - 20% EPS GROWTH PROJECTED FOR FISCAL 2006

     ROSELAND, NJ, July 26, 2005 - Automatic Data Processing, Inc. (NYSE:ADP) reported 10% revenue growth to $8.5 billion and 15% earnings per share growth for the fiscal year ended June 30, 2005, Arthur F. Weinbach, chairman and chief executive officer, announced today. Pretax earnings grew 12% and net earnings grew 13% compared with last year. Diluted earnings per share of $1.79 increased 15% from $1.56 per share a year ago on fewer shares outstanding. In fiscal 2005, ADP acquired over 14 million shares of its stock for treasury for approximately $600 million. Cash and marketable securities balances were $2.1 billion at June 30, 2005. Operating cash flows reflect continued strength at $1.4 billion for the year.

     Revenues for the fourth quarter of fiscal 2005 were $2.3 billion, an increase of 10% compared with $2.1 billion in the fourth quarter of fiscal 2004. Pretax and net earnings both increased 22%. Diluted earnings per share of $0.44, on fewer shares outstanding, increased 22% compared with last year's fourth quarter. Earnings per share growth in the fourth quarter of fiscal 2005 was impacted by lower severance and facility exit charges.

     Commenting on the results, Mr. Weinbach said, "Overall, ADP had an excellent year surpassing our expectations. The key metrics in Employer Services were the strongest they have been in five years. Employer Services' revenues increased 10% for the quarter and 8% for the year. New business sales growth was 16% in the quarter on top of a strong fourth quarter a year ago. For the year, new business sales growth was 13% and all market segments achieved double-digit growth. We are particularly pleased that our stronger sales performance spans all segments and reflects the investment in our sales organization and new products. The number of employees on our clients' payrolls increased in all market segments in the United States with nearly 2% overall growth compared with last year and client retention improved 0.5% over last year's record level. Growth in average client balances during the year was strong at about 11%. We continue to build momentum in Employer Services with acceleration in Comprehensive Outsourcing Services, continued improvements in our beyond payroll category such as Time and Labor Management, and with features like the employee portal.

     "Brokerage Services' revenues grew 5% for both the quarter and the year compared with last year. Pretax earnings improved 9% for the quarter and 20% for the year compared with last year. Revenue growth for the year was primarily from our investor communications business as the volume of pieces delivered increased 15%, driven by an increase in mutual fund meetings and special communications, as well as 6% stock record growth. Back-office average trades per day decreased 1% for the quarter compared with last year and increased 7% for the year. The decline in the quarter was primarily in institutional volume. Securities
Clearing and Outsourcing Services' revenues were $61 million since its acquisition in November 2004 through June 30, 2005 and the pretax loss for the same period of $24 million was in line with our expectations.

      "Dealer Services' revenues grew 7% for the quarter and 10% for the year, and Claims Services revenues were flat for the quarter and grew 4% for the year.

     "As of July 1, 2005, using the modified prospective method, we adopted Statement of Financial Accounting Standards (SFAS) No. 123R, which requires the expensing of our stock compensation programs. The impact of adopting SFAS No. 123R is expected to lower earnings per share by $0.18 - $0.19 in fiscal 2006 and would have lowered earnings per share in fiscal 2005 by $0.22. This additional expense will be reflected in our "Other" Segment and not within the business segment results in our quarterly and annual SEC filings. The lower dilution anticipated in fiscal 2006 is primarily driven by the reduction in the number of options granted to associates beginning in fiscal 2005.

     "Our fiscal 2006 guidance is high single-digit revenue growth and earnings per share growth of 15% - 20%, assuming stock compensation was expensed in fiscal 2005. Excluding stock compensation expense in both periods, we anticipate growth in earnings per share would have been 12% - 15%. Our plans reflect strong momentum in Employer Services with about 10% revenue growth in the United States and 9% worldwide, double-digit new business sales growth and continued improvement in client retention. Interest income on client funds is anticipated to grow over 20% based on expected growth of 9% in client fund balances and an improvement of over 30 basis points in the overall yield in the client funds portfolio.

     "Our revenue growth forecast is strongest in Employer Services, and ranges from mid- to high-single digit growth in our other segments. In fiscal 2005 we had over 1% of revenue growth from the impact of foreign currency exchange, which we are not anticipating will repeat in fiscal 2006. We are anticipating at least 1% margin improvement in each of our businesses. Our earnings growth is expected to be slightly lower in the first half of the fiscal year and improve steadily throughout the year.

      "We are very pleased with the results for the year and our forecast for fiscal 2006 and look with confidence to the future," Mr. Weinbach concluded.

      An analyst conference call to review the fourth quarter results will be held today, Tuesday, July 26 at 1:30 p.m. EDT. A live audio webcast of the call will be available to the public on a listen-only basis. To listen to the webcast go to www.adp.com and click on the webcast icon. ADP's news releases, current financial information, SEC filings and Investor Relations presentations are accessible at the same website.

      ADP, with $8.5 billion in revenues and approximately 590,000 clients worldwide, is one of the largest providers of a broad range of premier, mission-critical, cost-effective transaction processing and information-based business solutions.

Automatic Data Processing, Inc. and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share amounts)
(Unaudited)

                                          Three Months Ended        Twelve Months Ended
                                               June 30,                  June 30,
                                           2005           2004          2005        2004
                                      -----------  --------------  ----------- ----------

Revenues, other than interest
  on funds held for
  Employer Services clients and PEO
  revenues                            $ 2,026,787  $    1,869,164  $7,500,715  $6,932,558
Interest on funds held for
  Employer Services clients               121,178          93,743     421,395     355,410
PEO revenues (A)                          153,882         122,923     576,966     466,974
                                      -----------  --------------  ----------  ----------
                                        2,301,847       2,085,830   8,499,076   7,754,942
                                      -----------  --------------  ----------  ----------

Operating expenses                      1,118,751         976,499   3,969,563   3,525,413
Selling, general and
  administrative expenses                 532,699         529,775   1,957,106   1,903,356
Systems development and
  programming costs                       170,915         171,462     624,071     581,165
Depreciation and amortization              76,029          81,252     304,368     306,772
Other income, net                          (7,927)        (11,638)    (33,922)    (56,294)
                                      -----------  --------------  ----------  ----------
Total expenses                          1,890,467       1,747,350   6,821,186   6,260,412
                                      -----------  --------------  ----------  ----------

Earnings before income taxes              411,380         338,480   1,677,890   1,494,530

Provision for income taxes                152,622         126,590     622,497     558,960

                                      -----------  --------------  ----------  ----------
Net earnings                          $   258,758  $      211,890  $1,055,393  $  935,570
                                      -----------  --------------  ----------  ----------

Basic earnings per share              $      0.44  $         0.36  $     1.81  $     1.58
                                      ===========  =============== ==========  ==========
Diluted earnings per share            $      0.44  $         0.36  $     1.79  $     1.56
                                      ===========  =============== ==========  ==========
Dividends per common share            $    0.1550  $       0.1400  $   0.6050  $   0.5400
                                      ===========  ==============  ==========  ==========


(A) Net of pass-through costs of $1,465,787 and $1,150,752 for the three months ended June 30, 2005 and 2004, respectively, and $5,499,161 and $4,237,017 for the twelve months ended June 30, 2005 and 2004, respectively.

Automatic Data Processing, Inc. and Subsidiaries
Other Selected Financial Data
(In thousands, except per share amounts)
(Unaudited)

                                                    Three Months Ended       Twelve Months Ended
                                                          June 30,                June 30,
                                                      2005         2004        2005           2004
                                                 -----------   ----------  ------------   ------------

Revenues for select business
units (B)
  Employer Services                              $ 1,294,000   $1,175,000  $  5,200,000   $  4,813,000
  Brokerage Services                                 589,000      560,000     1,750,000      1,667,000
  Dealer Services                                    253,000      235,000       980,000        890,000
  Securities Clearing and Outsourcing Services        24,000            -        61,000              -

Pre-tax earnings for select business units (B)
  Employer Services                              $   190,000   $  139,000  $  1,144,000   $    995,000
  Brokerage Services                                 136,000      124,000       294,000        245,000
  Dealer Services                                     35,000       36,000       143,000        144,000
  Securities Clearing and Outsourcing Services       (10,000)           -       (24,000)             -

 (B) Prior year's segment results were adjusted to reflect fiscal year 2005 budgeted foreign rates.

Components of Other Income, net:
--------------------------------
Interest income on corporate funds               $   (26,775)  $  (20,678) $    (94,735)  $    (79,941)
Interest expense                                       9,827        4,027        32,303         15,993
Realized (gains) losses on
  available-for-sale securities, net                   9,021        5,013        28,510          7,654
                                                 -----------   ----------  ------------   ------------
Total other income, net                          $    (7,927)  $  (11,638) $    (33,922)  $    (56,294)
                                                 ===========   ==========  ============   ============

Earnings per share information:
-------------------------------
Net earnings                                     $   258,758   $  211,890  $  1,055,393   $    935,570
Average shares outstanding                           582,032      589,075       583,191        591,697
Basic earnings per share                         $      0.44   $     0.36  $       1.81   $       1.58
Diluted net earnings                             $   259,020   $  212,171  $  1,056,446   $    936,991
Diluted shares outstanding                           588,580      597,653       590,014        598,749
Diluted earnings per share                       $      0.44   $     0.36  $       1.79   $       1.56

Key Statistics:
---------------
Internal revenue growth:
  Employer Services                                       10%           5%           8%             5%
  Brokerage Services                                       7%           7%           9%             4%
  Dealer Services                                          5%           9%           5%             8%
Average investment balances at cost (in billions):
  Corporate investments                          $       3.2   $      3.4  $       3.2    $       3.2
  Funds held for clients                                13.4         12.1         12.3           11.1
                                                 -----------   ----------  -----------    -----------
  Total                                          $      16.6   $     15.5  $      15.5    $      14.3
                                                 ===========   ==========  ===========    ===========
Average interest rates earned exclusive of
  realized losses (gains) on:
  Corporate investments                                  3.2%         2.4%         2.9%           2.4%
  Funds held for clients                                 3.7%         3.1%         3.5%           3.2%
  Total                                                  3.6%         3.0%         3.4%           3.1%


Stock Compensation Impact on Diluted EPS:
-----------------------------------------
                                                   Fiscal           Fiscal        Year-Over-Year
                                                     2005           2006 (F)        Growth (F)
                                                 ----------      -------------    --------------

Diluted EPS, as reported                         $     1.79
Less:  Proforma stock compensation
     expense                                           0.22
Diluted EPS, assuming stock
     compensation expensing in both              ----------
     periods                                     $     1.57(P)   $1.81 - $1.88       15% - 20%
                                                 ==========      =============    =============
Diluted EPS, assuming stock
     compensation not expensed in
     either period                               $     1.79      $2.00 - $2.06       12% - 15%
                                                 ==========      =============    =============
(F) Forecast
(P) Proforma

Automatic Data Processing, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)


                                                  June 30,       June 30,
                                                     2005           2004
                                               ------------   -------------
Assets
------
Cash and cash equivalents/Short-term
  marketable securities                        $  1,671,188   $   1,129,075
Securities clearing and outsourcing
  receivables                                       965,205               -
Other current assets                              1,804,698       1,632,514
                                               ------------   -------------
  Total current assets                            4,441,091       2,761,589

Long-term marketable securities                     447,940         963,501
Property, plant and equipment, net                  684,756         642,353
Other non-current assets                          4,144,136       3,849,584
Funds held for clients                           17,897,471      12,903,532
                                               ------------   -------------
  Total assets                                 $ 27,615,394   $  21,120,559
                                               ============   =============

Liabilities and Stockholders' Equity
------------------------------------

Securities clearing and outsourcing
  payables                                     $    745,228   $           -
Other current liabilities                         2,055,459       1,768,424
                                               ------------   -------------
  Total current liabilities                       2,800,687       1,768,424

Long-term debt                                       75,826          76,200
Other non-current liabilities                     1,095,921       1,018,040
Client funds obligations                         17,859,150      12,840,225
                                               ------------   -------------
  Total liabilities                              21,831,584      15,702,889

Total stockholders' equity                        5,783,810       5,417,670
                                               ------------   -------------
  Total liabilities and stockholders' equity   $ 27,615,394   $  21,120,559
                                               ============   =============


            --------------------------------------------------------



This release and other written or oral statements made from time to time by ADP may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like "expects," "assumes," "projects," "anticipates," "estimates," "we believe," "could be" and other words of similar meaning, are forward-looking statements. These statements are based on management's expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include: ADP's success in obtaining, retaining and selling additional services to clients; the pricing of products and services; changes in laws regulating payroll taxes, professional employer organizations, employee benefits and registered clearing agencies and broker-dealers; overall market and economic conditions, including interest rate and foreign currency trends; competitive conditions; stock market activity; auto sales and related industry changes; employment and wage levels; changes in technology; availability of skilled technical associates and the impact of new acquisitions and divestitures. ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.


Source:  Automatic Data Processing, Inc.

        ADP Investor Relations
        Elena Charles, 973.974.4077
        Debbie Morris, 973.974.7821
                                    #7#26#05#